Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

September 10, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Rich Pharmaceuticals, Inc.

Beverly Hills, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1, Registration Statement Under the Securities Act of 1933, filed by Rich Pharmaceuticals, Inc. of our report dated July 10, 2014, relating to the financial statements of Rich Pharmaceuticals, Inc., as of and for the years ending March 31, 2014 and 2013, and for the period from August 9, 2010 (date of inception) to March 31, 2014.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan